SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11914	85-0404134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 North Ridgetop Road Santa Fe, New Mexico	87506
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2009, Thornburg Mortgage, Inc. (the “Company”) entered into an Amendment No. 1 to Forbearance Agreement (the “Amendment”) with JPMorgan Chase Funding Inc. (formerly Bear Stearns Investment Products Inc.), Credit Suisse Securities (USA) LLC, Credit Suisse International, Greenwich Capital Markets, Inc., Greenwich Capital Derivatives, Inc. and The Royal Bank of Scotland plc (together, the “Lenders”) to amend the Forbearance Agreement, dated as of March 16, 2009 (the “Original Agreement”), previously executed by the Company and the Lenders. Pursuant to the Amendment, each Lender has agreed to extend through April 30, 2009 (or such earlier date, if any, on which specified events shall occur) (the “Amended Standstill Period”) the forbearance period established in the Original Agreement. Accordingly, the Lenders have agreed (subject to certain terms and conditions) that they will not during the Amended Standstill Period assert any deficiency claim against the Company in respect of amounts due to them under their respective financing agreements with the Company. In exchange for the continued forbearance, the Company has agreed that each Lender may take possession of the collateral under its financing agreements and sell (or otherwise realize upon) the collateral on such date or dates as the Lender may select. The proceeds from any sales or other dispositions of collateral by the Lenders will be applied to reduce the amounts due from the Company to the Lenders under the applicable financing agreements.

On March 31, 2009, the Company also entered into an Amendment No. 1 to Forbearance Agreement (the “Citigroup Amendment”) with Citigroup Global Markets Limited (“Citigroup”) to amend the Forbearance Agreement, dated as of March 16, 2009 (the “Original Citigroup Agreement”), previously executed by the Company and Citigroup. Pursuant to the Citigroup Amendment, Citigroup has agreed to extend through April 30, 2009 (or such earlier date, if any, on which specified events shall occur) (the “Amended Citigroup Standstill Period”) the forbearance period established in the Original Citigroup Agreement. Accordingly, Citigroup has agreed (subject to certain terms and conditions) that it will not during the Amended Citigroup Standstill Period assert any deficiency claim against the Company in respect of the balance remaining due from the Company to Citigroup under the financing agreement between them. This balance has been fixed at approximately $394 million pursuant to the Original Citigroup Agreement.

On March 31, 2009, the Company also entered into an Amendment No. 1 to Termination and Purchase Agreement (the “UBS Purchase Amendment”) with UBS AG (“UBS” and, together with the Lenders and Citigroup, the “Counterparties”) and an Amendment No. 1 to Forbearance Agreement (the “UBS Forbearance Amendment” and, together with the UBS Purchase Amendment, the “UBS Amendments”) with UBS to amend the Termination and Purchase Agreement, dated as of March 16, 2009 (the “Termination Agreement”), and the Forbearance Agreement, dated as of March 16, 2009 (the “Original UBS Agreement” and, together with the Termination Agreement, the “Initial UBS Agreements”), previously executed by the Company and UBS. Pursuant to the UBS Amendments, UBS has agreed to extend through April 30, 2009 (or such earlier date, if any, on which specified events shall occur) (the “Amended UBS Standstill Period”) the forbearance period established in the Initial UBS Agreements. Accordingly, UBS has agreed (subject to certain terms and conditions) that it will not during the Amended UBS Standstill Period assert any deficiency claim against the

Company in respect of the balance remaining due from the Company to UBS under the financing agreement between them. This balance has been fixed at approximately $87 million pursuant to the Termination Agreement.

Pursuant to each of the foregoing Amendments No. 1 to Forbearance Agreement, and in respect of the existing and expected deficiency claims of the Counterparties against the Company under the applicable financing agreements, the Company has further agreed to permit the Counterparties to foreclose on the mortgage servicing rights that the Company had previously pledged to secure its obligations to the Counterparties and to cooperate with the Counterparties in effecting any transfer or other disposition of such mortgage servicing rights.

The terms of the Original Agreement, the Original Citigroup Agreement, the Original UBS Agreement and the Termination Agreement were previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2009.

Item 8.01.	Other Events.

On April 1, 2009, the Company issued a press release announcing the amendments to the forbearance agreements described in Item 1.01 above and that as a result, the Company intends to commence an orderly sale and liquidation of its remaining assets, including ADFITECH, Inc., its quality control services subsidiary. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Name of Exhibit

99.1	Press Release of Thornburg Mortgage, Inc. dated April 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: April 3, 2009	By:	/s/ Larry A. Goldstone
Larry A. Goldstone, Chief Executive Officer and President

EXHIBIT INDEX

EXHIBIT NUMBER	NAME OF EXHIBIT

99.1	Press Release of Thornburg Mortgage, Inc. dated April 1, 2009.

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